Exhibit 99.1

APAC Customer Service, Inc.	APAC	Q4 2009 Earnings Call	Feb. 19, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
MANAGEMENT DISCUSSION SECTION
Operator: Good morning, and welcome to APAC’s Fourth Quarter and Full-Year 2009 Financial Results Conference Call and Webcast. This call is being recorded. At this time, I would like to turn the call over to Ms. Harriet Fried of LHA. Please go ahead ma’am.
Harriet C. Fried, Vice President/New York Office, Lippert/Heilshorn & Associates
Good morning and thanks for joining us for the fourth quarter and full-year 2009 conference call for APAC Customer Services. The company issued a press release yesterday evening containing financial results for the fourth quarter and full year 2009. This release is available on the company’s website as well as on various financial websites.
Company representatives on today’s call are Mike Marrow, President and Chief Executive Officer; and Andrew Szafran, Senior Vice President and Chief Financial Officer.
Before opening the call, I’d like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties, and other factors that could cause the company’s actual results to differ materially. Yesterday’s earnings release and the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and its quarterly reports on Form 10-Q for the fiscal quarters ended March 29, 2009, June 28, 2009, and September 27, 2009, discuss some of these factors. The company’s forward-looking statements speak only as of today’s date.
To supplement the company’s consolidated financial statements, APAC uses certain non-GAAP financial information when describing financial performance. The company presents EBITDA and adjusted EBITDA, which are defined as non-GAAP financial measures, and also presents the fiscal year 2009 financial results excluding the financial impact of the reversal of the valuation allowance recorded against the deferred tax asset, and the financial impact of the 53rd week of operations.
The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial information are significant components of the financial statements and must be considered in performing a comprehensive analysis of overall financial results. A reconciliation of these results to GAAP is attached to yesterday’s earnings release.
The company has posted a downloadable presentation to accompany the webcast in the Investor Relations section of its website at www.apaccustomerservices.com. The presentation can be viewed in the Webcast section of APAC’s IR website by clicking on the link shown under the title Today’s Event. It will also be posted under Investor Presentations after this call.
I’d now like to turn the call over to Mike Marrow. Go ahead please, Mike?
Michael P. Marrow, President and Chief Executive Officer
Thank you, Harriet, and thanks everyone for joining us on our fourth quarter conference call. As we noted in our press release, we had a very solid quarter and a very solid year. A lot of hard work by a bunch of dedicated people has produced revenue and pre-tax margin increases for the full year, for the quarter, and sequentially. Andrew Szafran, our Chief Financial Officer, is going to provide considerable detail on our results during the course of today’s call.
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APAC Customer Service, Inc.	APAC	Q4 2009 Earnings Call	Feb. 19, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
The valuation allowance reversal and the 53rd week, both of which are positive issues, add a level of complexity to our results that we would not normally see. We produced an unusually long press release that walks through these complexities. Andrew will do that again on today’s call.
When you sort through the noise, the bottom line is that 2009 was a great year. We surpassed consensus on both revenue and EPS, and we are prepared for an equally successful 2010. Before Andrew gets started, I would like to briefly comment on our guidance for 2010 as well as the 10b5 plan announced by our Chairman of the Board, Ted Schwartz.
In our press release we stated that we expect 2010 revenue to be in the range of $320 to $330 million and our full-year EPS to be in the range of $0.44 to $0.46. This represents strong revenue growth of 11 to 15% and equally strong 12 to 17% growth in earnings when normalized for taxes. As part of his discussion, Andrew will describe how this guidance compares to 2009, taking into account the impact of the 53rd week in 2009 as well as our anticipated tax rates for 2010.
So switching over for a moment to the 10b5 plan for Ted Schwartz, it was announced yesterday, this is a new plan. When Ted initiated his earlier plan at the beginning of 2009, it was a two-year plan. As it turns out, there was a high level of interest and the quantity of shares he planned to sell over a two-year period were absorbed by the market quicker than anticipated.
As stated in yesterday’s press release, Mr. Schwartz is putting in place a new 10b5 plan. He believes, and the company agrees, that this will be positive for existing shareholders as well as others who would like to participate in the success of APAC.
So I am now going to turn the call over to Andrew to discuss our results for the fourth quarter. Following Andrew’s discussion, I would like to review some of the successes we have had in 2009, and the momentum those bring into 2010. After that we will open up the call to questions.
And with that, Andrew, please take it away.
Andrew B. Szafran, Senior Vice President and Chief Financial Officer
Thank you, Mike. Our results for the quarter and full year are quite strong. As you’ve mentioned, there is some complexity to the numbers, but I’m going to walk everyone through that today. For those of you following along via the webcast, my commentary begins on page five of the presentation.
Fourth quarter 2009 revenue of $85.5 million was up 31% from $65.3 million in the fourth quarter of 2008. Our growth came both organically from existing clients as well as from new clients signed up this year. APAC’s fiscal year ends on the Sunday closest to December 31. So 2009 was a leap year in our fiscal calendar, which means that we had one additional week in our results.
I will go through a reconciliation of the impact of the extra week a little later on, but as far as revenue is concerned, the 53rd week was worth $6 million. So on an equivalent basis, our quarterly revenue was up 22% year-over-year.
Gross profit in Q4 was strong at $17.2 million, with a gross margin of 20.1%, compared to a gross profit of $12.3 million or an 18.8% margin in the prior-year’s quarter. Our margins continue to reflect some startup expenses associated with the strong growth that we are experiencing from the ramping up of new business.
Our operating expenses increased this quarter by a little more than $1 million over the prior year. However, you can see how we leveraged our expense base as we brought operating expenses as a percentage of revenues down from 10.4% last year to 9.2% this past quarter.
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APAC Customer Service, Inc.	APAC	Q4 2009 Earnings Call	Feb. 19, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
Our IBT was $9.4 million for Q4 of ‘09, compared to $5.1 million a year ago, which is an increase of 83%. As a percentage of sales, our IBT or pre-tax profit was 10.9% and right in the middle of our expected operating range of nine to 13%. We also recorded a substantial one-time tax benefit of $23.8 million in the fourth quarter.
A few years ago, it was determined to be unlikely that the company would ever be able to utilize its sizable NOL carry-forward. At that time, we recorded a valuation allowance which fully reserved our deferred tax asset. Now that APAC has demonstrated sustained profitability, GAAP requires that we unwind the valuation allowance and restore our remaining deferred tax asset on the balance sheet.
Our results from operations, combined with the one-time tax benefit, yielded net income for the fourth quarter of $33.1 million, or $0.61 per fully diluted share, compared to net income of $5.1 million, or $0.10 per fully diluted share in the fourth quarter of 2008.
Excluding the impact of the tax benefit, APAC would have earned $9.3 million, or $0.17 per fully diluted share for the quarter.
Moving on to adjusted EBITDA, we improved the quarter year-over-year by $3.9 million, increasing from $8.6 million to $12.5 million. On a percentage of sales basis, adjusted EBITDA increased from 13.1% to 14.6%, which keeps APAC in good standing with the top performers in the industry. Once again, it is noteworthy that the company continued to invest in the business and generate positive cash flow during the quarter.
We spent $4.1 million in net capital expenditures related to new business and on our IT infrastructure, versus $2.7 million in the fourth quarter of 2008. We also had $20.6 million of cash on hand, versus $16.2 million at the end of the third quarter.
So let’s take a look at our full-year results on page six of the presentation. For 2009, top-line revenues were $293.2 million, compared to $248.8 million last year, which represents growth of 17.8%. Adjusting that for the 53rd week, revenues would be $287.2 million and an annual growth rate of 15.4%.
Full-year gross profit was $65.3 million or a 22.3% gross margin, versus $40.9 million or a gross margin of 16.4% in 2008. Our IBT or pre-tax profit was $34.7 million at an 11.8% return on sales, compared to $3.1 million in the prior year. Net income for fiscal 2009 was $58.1 million, against $3.0 million in 2008.
Excluding the impact of the tax benefits I described earlier, net income would have been $34.2 million.
So let’s move to page seven of the presentation. Here we’ve laid out how the tax benefit and 53rd week impact various lines on our P&L for the fourth quarter. The income tax benefit of $23.8 million is a simple add-back to the tax line and a deduction from net income. On an EPS basis this translates into a $0.44 reduction.
The 53rd week contributed $6 million to our revenues. In calculating our revenue and cost for the week, we looked at actual hours worked for each program. This extra week was relatively less profitable for us because it included a holiday, as well as higher payroll related taxes, which commenced with the start of calendar 2010.
So the gross profit contribution for the additional week was $0.9 million, and the associated earnings contribution was $0.4 million. Excluding the combined impact of both of these items, net income for the quarter would be reduced from $33.1 million to $8.9 million. On a diluted EPS basis from $0.61 to $0.16.
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APAC Customer Service, Inc.	APAC	Q4 2009 Earnings Call	Feb. 19, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
So let’s move ahead to page eight of the presentation. Here we have a similar schedule showing these same impacts for the full year. Revenue is adjusted to 287.2 million. IBT or pre-tax profit would be $34.4 million. Net income is adjusted to $33.8 million, or $0.64 per diluted share. EBITDA is $46.1 million for the year.
So page nine is our last financial slide. This schedule shows you APAC’s progress over the last two years and our view on 2010. As you can see, we’ve had substantial improvement in the company’s revenues and profitability. The middle column shows our adjusted 2009 results. Realize that our adjusted net income of $33.8 million is essentially an income-tax-free number.
For 2010, we are estimating a book effective tax rate of 38%. We are expecting revenues in a range of $320 to $330 million, which represents growth from our baseline of 11 to 15%. We expect to increase our IBT from 34.4 million to a range of $38.7 to $40.3 million, which is an improvement of 12 to 17%.
When applying our estimated book tax rate for 2010 of 38% back to 2009, our net income pro forma for tax would be $21.3 million. We expect to increase on this amount to a range of 24 to $25 million, which is an improvement of 12 to 17%.
To better compare to our 2010 guidance, 2009’s tax free diluted EPS of $0.64 needs to be viewed as $0.40 when adjusted for our go-forward 38% book tax rate. We anticipate increasing our pro forma diluted EPS from $0.40 to a range of 0.44 to $0.46 in 2010. We also expect EBITDA to increase from $46.1 million to a range of $51.8 million to $53.5 million.
One final thing to keep in mind is that while our book effective tax rate is estimated at 38%, we expect to pay cash taxes at a rate of about 10%. This is due to our NOL carry-forward, which is now back on the balance sheet.
So with my review completed, I will turn the call back over to Mike.
Michael P. Marrow, President and Chief Executive Officer
Thank you, Andrew. Great. At this point, I would like to spend a few minutes and talk about some of the successes we have had at APAC in the past year. So first and foremost, we got our magic back. You will recall that in 2008 we began the effort to turnaround the company. We made tremendous strides and began to generate real excitement amongst the APAC team.
In 2009, our efforts came to fruition, and the level of excitement and the winning spirit have fully returned to APAC. People are genuinely having a great time taking care of our clients, winning new business, and contributing to the success of APAC. Not surprisingly, this excitement and our continued success has generated a buzz in the industry, star players that may not have considered being part of APAC a few years ago are now asking how can they get on the team.
We are delighted to be experiencing this level of interest. As you will recall, one of our key business philosophies is to continue to add top talent to the organization in order to serve current and future client needs. Speaking of clients, we have had a great year in adding business. We have seen steady growth with our existing clients, and we have added eight new ones in 2009.
These new clients include a leader in the social networking space, one of the largest healthcare service providers in the country, a cable television provider, one of the leading companies in credit card and travel industry, the most innovative technology and digital media company in the world, a leading media and entertainment provider, and a major utility.
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APAC Customer Service, Inc.	APAC	Q4 2009 Earnings Call	Feb. 19, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
As is typical in our industry and for competitive reasons, we generally cannot identify specific clients. Our sales team has really come together and today we are in the middle of a number of meaningful discussions for additional new business.
In our last earnings call, we talked about our new Tucson site, as well as the Dominican Republic. In addition to our logistics client in Tucson, we now have two additional clients in this site. There is a very good chance that combined business from these three clients will fill the entire site over the course of the year. We now have two clients operating in the Dominican site and are in discussions with several others. We expect to see this site grow substantially during 2010.
Great news. You may remember that we opened our Leyte site in the Philippines early in 2009. We had a 24-month plan to fill it up, and I’m happy to report that this site has essentially been full and operating profitably since midway through the fourth quarter, well ahead of our plans.
In addition to these sites, we expanded our seating in our Davenport, Iowa; Green Bay, Wisconsin; Tucson, Arizona; and Cedar Rapids, Iowa sites. We continue to explore additional domestic nearshore and offshore sites as we prepare for future growth.
Next, as we return to profitability, we were again in a position to invest in the company and prepare ourselves for the future. During 2009, we invested considerable funds in our technology and infrastructure in order to strengthen our overall business continuity. Today we can safely say, with agreement from our clients, that we have one of the most solid technology infrastructures and operating environments in the outsourcing industry.
During the year, we migrated portions of our internal business functions over to the Philippines. These include some of our finance and accounting work, some of our information technology work, and some of the administrative work supporting our day-to-day operations. This has had a positive financial benefit, and it begins to diversify our company and allows us to capture talent around the globe. It was a relatively small number of people but a very big step in APAC’s evolution into a leading global competitor.
So there’s lots more going on at APAC, but I know we want to get to questions. Before we go there, I want to thank our clients for the trust they put in us and all the people dedicated to the APAC team. I would also like to remind everyone of our four core priorities.
Our first priority is to continually enhance the quality, dependability and overall value of the services we provide for our clients. Our second priority is to maintain a constant focus on eliminating waste and reducing overhead so we can operate as efficiently as possible. Our third priority is to continue to win business with both new logo companies and existing clients. And our fourth priority is to ensure we continue to develop and recruit talented people to operate the business and to service the needs of our clients both today and into the future.
So, again, there’s lots happening at APAC and I could go on for some time. However, at this point we will open up the call for questions. Operator, please go ahead.
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APAC Customer Service, Inc.	APAC	Q4 2009 Earnings Call	Feb. 19, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions]. We’ll take our first question from Dave Koning at Baird. Please go ahead.
<A — Michael Marrow>: Good morning, Dave.
<Q — David Koning>: Yes, so I guess my first question — gross margin through 2009 was down through the year, and it really just highlights the strong growth in the business and opening new centers and all the good things happening. I am wondering if built into your current guidance, you have the expectation that gross margin starts to trend up again as you start to leverage and put bodies in some of the new seats and leverage the training costs, et cetera. So yes, really my question, just gross margin, do you kind of expect that now to start going up again?
<A — Michael Marrow>: Yes, Dave, we expect it to go up a couple points.
<Q — David Koning>: Okay. So you’d expect it to go up a couple points in 2010 relative to 2009?
<A — Andrew Szafran>: Yes.
<Q — David Koning>: Okay. Now, if you did continue to ramp revenue faster than your guidance, kind of like you did in 2009, then we could expect a little more pressure again on gross margin if you sign a lot more new clients?
<A — Michael Marrow>: Quite possibly, yes. But we are happy with our ability to maintain fairly high margins during those growth periods. But yes, it could add some pressure.
<Q — David Koning>: Yes. That’s the kind of margin pressure we definitely would not mind seeing if you continue to grow revenue like you’ve been. And then the other question I had, what is embedded in your guidance right now for seat adds in both the Philippines and in the U.S.? You’ve signed so many new clients, I’m just wondering kind of how we expect to go from this year and then into 2010.
<A — Andrew Szafran>: In the current guidance, it’s all related to the sites that we’ve already spoken about. So our new site in Tucson, the capacity that we have in the Dominican Republic, and some of the existing capacity that we have both in Manila and in Leyte.
<A — Michael Marrow>: Yes. So — we are in pretty good shape with capacity. We tend to dense pack as much as we possibly can. We have a little bit of room still to expand in some of the existing sites, so we will maximize the utilization of those sites. But quite honestly, with a little bit of good fortune during the year, we — I would suspect we’ll be looking at additional capacity later in the year.
<Q — David Koning>: Okay. But the main way to model, and kind of using your current guidance, is to keep the center count pretty flat but add somewhat but not tons of it to the seats in the U.S. and offshore through 2010?
<A — Michael Marrow>: That’s probably fair, yes.
<Q — David Koning>: Okay. That’s great. Well, thanks.
<A — Michael Marrow>: You bet.
Operator: And we’ll take our next question from Howard Smith at First Analysis. Please go ahead.
<Q — Howard Smith>: Yes, thank you. Good morning and congratulations on a strong year.
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APAC Customer Service, Inc.	APAC	Q4 2009 Earnings Call	Feb. 19, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Michael Marrow>: Thank you. Good morning, Howard.
<Q — Howard Smith>: Good morning. I also want to thank you — I thought the breakout for the quarter and the 13, 14 weeks made it very transparent. That was helpful. As we look at your guidance, your top line guidance for 2010, and we look at usual seasonality patterns, I was hoping you could comment and particularly on Q1, which is typically a very strong quarter for APAC?
<A — Michael Marrow>: Well, as you know, we don’t normally give quarterly guidance. And I think that I would answer that by saying, right now we anticipate a little less of the kind of dip we saw last year going from Q1 to Q2. And you will also recall that last year — it seems like an awful long time ago — but we had an unusually good quarter in that companies were sort of short staffed, they hadn’t hired up because of uncertainty in the economy. And we reported that we had basically filled all our training rooms with production during the quarter, which gave us a real lift.
<Q — Howard Smith>: Okay. And then on the taxes, which you’re now guiding — effective tax rate. Given your operations in the Philippines and offshore, many of your peers are over time able to manage taxes to a relatively lower level. And I’m curious if you feel later in this year as we look out to future years, you have that same dynamic and potential in your business.
<A — Andrew Szafran>: Howard, I’ll answer that. We have potential to lower our effective tax rate over the long term. But you have to keep a couple things in mind.
Number one is the number of our competitors who have a low effective tax rate, because of their international operations, have high levels of substantive managerial operations as well. So it’s not just the call centers and the folks running the call centers. But they have a level of management and sales and contract fulfillment folks that we don’t have in our cost structure at this point.
The second thing to also keep in mind is that there are some cash startup costs in doing that type of tax planning; and right now, those structures are in the crosshairs of the U.S. administration. And so it’d be irresponsible of us to spend those costs on something where there has not been clarity.
We have great advisors and we are looking at it all the time. And I can assure you that when we do get clarity, we will be able to implement effective tax planning that would be able to lower that rate.
<Q — Howard Smith>: That’s very helpful, thank you.
Operator: We’ll take our next question from Matt McCormack at BGP Securities. Please go ahead.
<Q — Matthew McCormack>: Yeah, hi. So my first question relates to your revenue guidance for ‘10. If we take the adjusted 4Q number of 80 million and annualize that, your guidance essentially assumes no growth. So I was just wondering if that’s a realistic way to look at it.
<A — Michael Marrow>: Well, consider a couple of things, right? We do have seasonality, so Q4 is generally one of our — in terms of revenue, biggest quarter, number one. Number two is we’re early in the year, and we have provided guidance in a range of 320 to 330. And we do so with a great degree of confidence in being able to deliver on that.
<Q — Matthew McCormack>: Okay. Well — and then to talk about the revenue in the fourth quarter, which was sequentially very strong, I think 16% growth on that adjusted number; could you give a little more granularity on where that came from? What was the ramp-up versus seasonality, and what types of industries really kind of drove that strong sequential growth?
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APAC Customer Service, Inc.	APAC	Q4 2009 Earnings Call	Feb. 19, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Michael Marrow>: I think what we could safely say is that it came from a larger mix of clients than it did in the previous year. Which we like, right? This industry has always concerns about client concentration. We had a considerable chunk of that that came from clients that we hadn’t been servicing a year prior. And a good chunk of it was also growth with existing clients.
<Q — Matthew McCormack>: Okay. And then you signed eight new clients in ‘09. I guess what would your target be for new clients as you head into this year?
<A — Michael Marrow>: I think that’s a good number. And we’re selective about — we want to be associated with really great organizations. So there’s lots of opportunities out there. We are very interested in the opportunities associated with really terrific organizations. And we think that a number like that is a home run here.
<Q — Matthew McCormack>: Okay. And then in terms of the EPS guidance, the range is fairly tight, the $0.44 to $0.46. I believe you’ve given a kind of a wider range in the past. I guess what would get you above that and below that, and what kind of gives you the confidence in such a small range?
<A — Michael Marrow>: Well, we’re not thinking about below that, we’ll only talk about above that. Good fortune in the business. There is still a tremendous amount of uncertainty out there in the marketplace and the economy. We’re very confident with the numbers that we have provided. And with some good fortune and the right kinds of wins and clients that need to move fast versus a little bit slower, there’s a number of elements in the mix that could produce upside.
<Q — Matthew McCormack>: Okay. And then the last thing, on the 10b5-1 plan, you did mention that you thought it was in the best interest of the shareholders. And I guess — I mean, you’ve got a stock that’s trading at a discount to the group, whereas you’ve got industry-leading growth in margins. So was there any kind of a discussion about a possible orchestrated sell rather than continuing to hit the market with a supply? Or just so the — is that the best way to deal with that overhang?
<A — Michael Marrow>: We’re fully supportive of Ted Schwartz’s plan and how he’s rolling it out. So this is his as an individual shareholder. We think it’s fine.
<Q — Matthew McCormack>: Okay, thank you very much.
<A — Michael Marrow>: You bet.
Operator: And we’ll take our next question from Robert Riggs at William Blair & Company. Please go ahead.
<Q — Robert Riggs>: Hey guys, great quarter. Just wanted to see if you could touch on the pace of conversion in your sales pipeline. Sounds like you guys are doing a great job of filling that pipeline with a mix of new clients and existing customers. But are you starting to see an increased urgency among either existing clients or new clients or both, looking to get things started?
<A — Michael Marrow>: Yeah, this is the age-old question of the sales cycle, right?
<Q — Robert Riggs>: Yep.
<A — Michael Marrow>: And what I would say is that the sales cycle from what we’re seeing is looking like it’s compressed. I believe the majority of that is because we’ve just had such a dramatic improvement, and Chris Crowley has done such a fantastic job with our sales team. And we’ve really worked over the last 18 months in bringing on the right people, building the pipeline with the right kinds of opportunities.
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APAC Customer Service, Inc.	APAC	Q4 2009 Earnings Call	Feb. 19, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
So we’re in a lot of discussions and they seem to be moving along quickly. I can’t tell you if that’s the marketplace or just the quality of our sales group. I’m inclined to think it’s the quality of our sales group.
<Q — Robert Riggs>: Great. And just one quick follow-up on that, any notable changes in the size of deals or the type of work that people are asking you to do?
<A — Michael Marrow>: No, not really. And again, we look for relationships with what we feel are the highest quality organizations. So they are always going to have — they may have small deals, but the potential for growth with those organizations is terrific.
<Q — Robert Riggs>: Great. And then you continued to do a good job of building that cash position. Just wondered if you could walk through your priorities for the use of that cash, especially since you said you are in pretty good shape in terms of capacity in the near term?
<A — Andrew Szafran>: Yeah. Well, Robert, I think the great thing about having that cash is it gives us lots of alternatives. We are going to continue to invest in terms of CapEx, but still generate positive cash flow. And we’d look at all the different possible uses of that cash.
<Q — Robert Riggs>: Okay. Great. Any expectations on the amount of CapEx for 2010?
<A — Andrew Szafran>: Give me just one second here.
<Q — Robert Riggs>: No problem.
<A — Andrew Szafran>: You can put us in at about $14 million.
<Q — Robert Riggs>: Great. Thanks for taking my questions.
<A — Andrew Szafran>: You bet.
Operator: [Operator Instructions]. We’ll take our next question from Michael Kim at Imperial Capital. Please go ahead.
<Q — Michael Kim>: Hi, good morning guys. Just going back to your guidance, to some of your earlier comments in the Q&A, in terms of a top line, are you contemplating or assuming a similar expansion in new logo clients in 2010 versus 2009 or any additional color on the drivers on the growth?
<A — Michael Marrow>: Yeah, we certainly feel there will be a mix of new logo as well as growth with existing clients.
<A — Andrew Szafran>: In addition to that, the new logos that we brought on this year are not by any means at full...
<A — Michael Marrow>: Correct. Right.
<A — Andrew Szafran>: They’re still ramping up.
<A — Michael Marrow>: Very much growth mode.
<Q — Michael Kim>: And in terms of vertical markets, can you comment on where you see the most opportunity at least in terms of the next couple — next several quarters? Or is it pretty much across the board? Or any...
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APAC Customer Service, Inc.	APAC	Q4 2009 Earnings Call	Feb. 19, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Andrew Szafran>: That’s actually a really good new story. It is across the board. It’s not just one particular vertical that we’re seeing opportunities — we’re seeing opportunities in all industries, which we love.
<Q — Michael Kim>: And then just turning to, I think some comments you made earlier. The facility in the Dominican Republic, it sounds like you’re looking to expand that this year. Is it your expectation that you’d reach essentially full capacity this year? Or do you believe that you should have a little bit more runway into next year?
<A — Michael Marrow>: Somewhere in between those two.
<Q — Michael Kim>: Fair enough. Great. Thank you.
<A — Michael Marrow>: Okay.
Operator: [Operator Instructions] And with no further questions in the queue, Mr. Marrow, I’d like to turn the conference back over to you for any additional or closing remarks, sir.
Michael P. Marrow, President and Chief Executive Officer
All right. Terrific. Thank you very much. I will close by once again saying thanks to everyone for joining us this morning. As you know, we’re a results oriented company focused on delivering great service to our clients and great results for our shareholders. We appreciate the additional interest our business has been receiving from the financial community and the questions all of you posed today.
We’re especially grateful for the work our clients trust us to perform and the real dedication of all the people who are part of APAC. We are looking forward to our next call, where we will be sharing the results for the first quarter of 2010. Thank you all very much.
Operator: And this does conclude today’s presentation. We thank everyone for their participation.
Disclaimer
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